Exhibit 10.1
PERSONAL & CONFIDENTIAL
Kenneth Sharp

Re: Offer of Employment
Dear Ken,
I am pleased to offer you the position of Senior Vice President & Chief Financial Officer reporting to Chris Kubasik, Chairman and Chief Executive Officer. This is an Executive Officer position based in Melbourne, FL with an estimated start date of March 16, 2026, subject to approval by the L3Harris Board of Directors.
We believe you will make an outstanding contribution to the L3Harris organization, and as such, we have crafted a total rewards package for you. The elements of this package include:
1)An annual base salary of $875,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments subject to both business and personal performance.
2)As an L3Harris executive, you will participate in the L3Harris Annual Incentive Plan (“AIP”) with a target opportunity equal to 100% of your base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will be effective as of the start of the fiscal year.
3)Eligibility to receive annual equity awards granted by L3Harris under its 2024 Equity Incentive Plan (the “Plan”), with a target value of $3,250,000. The awards are typically granted in February following approval by the Board of Directors. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period).
4)A one-time cash sign-on bonus of $1,000,000 dollars to offset forgone cash retention at your current employer. The sign-on bonus will be made less applicable deductions and withholdings, and payable 50% within thirty (30) days from your start date and 50% in

December 2026. Should you voluntarily terminate your employment with L3Harris within twenty-four (24) months of hire, you will be required to repay this bonus.
5)A one-time award of 4-year, ratable vesting (1/4 per year) Restricted Stock Units (“RSUs”) with an approximate grant date value of $3,500,000 to offset foregone equity compensation at your current employer. This award is subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period).
6)Eligibility to participate in the L3Harris Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, company match contributions will be made after one year of service.
7)Eligibility to participate in the L3Harris Excess Retirement Savings Plan (“ERSP”) upon the next annual open enrollment period, with participation commencing in January 2027. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions and receive employer match contributions (after one year of service) above the qualified IRS limits in accordance with the plan terms.
8)Participation in health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Should you elect to participate, coverage under these programs is effective as soon as day one of employment with L3Harris.
9)Eligibility to participate in Goldman Sachs Ayco Personal Financial Management (Ayco). Should you elect to engage with Ayco, this benefit will be fully paid for by L3Harris and you will only be responsible for the taxes on imputed income.
10)Relocation benefits to assist with your move from Virginia to the Melbourne, FL area. Benefits will include, but not be limited to home sale assistance; home purchase assistance; three months of temporary living accommodations; the packing and shipment of household goods; and a miscellaneous expense allowance payment of $10,000, less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover. To receive relocation benefits you must execute a Relocation Assistance Repayment Agreement.
11)This offer of employment is subject to the following conditions:
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•Successful completion of L3Harris’ pre-employment drug and background screening, where permitted by law.
•Full disclosure of the details of any written or other agreements to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions. You affirm that your employment with L3Harris will not violate any such agreements. You also understand and agree that the failure to disclose the details of any agreements described above shall be a valid reason for L3Harris to rescind this offer or terminate your employment without liability to L3Harris.
•Proof of identity and employment eligibility, through completion of Form I-9, and demonstration that you are lawfully able to work for L3Harris.

Should you accept the terms of this offer, please sign and date below, and return a copy of this letter to me directly.
Sincerely,
/s/ Mel Rakita
Mel Rakita
Vice President & Chief Human Resources Officer
L3Harris Technologies, Inc.
1025 W NASA Blvd
Melbourne, FL 32919

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ACKNOWLEDGEMENT & ACCEPTANCE
By accepting this offer of employment, I acknowledge that I: (1) accept the terms and conditions of the offer; (2) understand that the offer constitutes the full, complete, and final agreement between you and L3Harris regarding the initial terms of my employment; and (3) understand that my employment with L3Harris is at-will and that the offer does not constitute a contract of employment or a guarantee of continued employment for any period.
Accepted and Agreed,
/s/ Kenneth Sharp         Date: February 26, 2026
Signature: Kenneth Sharp

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